Exhibit 10.2

THIS AGREEMENT is made this 27 day of AUGUST, 2008. BETWEEN:

China Bright Technology Development Limited (DBA GreenChek)
3705 Bank of America Tower
12 Harcourt Road, Central Hong Kong
____________________________

(hereinafter referred to as “GreenChek” and/or “The Corporation”)

OF THE FIRST PART.

-And-

Technical Environmental Solutions Europe Ltd. and/or “The Distributor” Kemp House 152-160 City Road London EC1V 2NX

United Kingdom

Registered in England and Wales under Company Registration Number pending

(hereinafter referred to as “the Distributor”)

OF THE SECOND PART.

     WHEREAS GreenChek owns the Licensed Products (as defined below);

     AND WHEREAS, the Distributor, being familiar with the Licensed Product (as defined below), wishes to enter into an Agreement with GreenChek, whereby the Distributor will undertake responsibility for the marketing, distribution and sale of the Licensed Product in the Territory (as defined below) on the terms and conditions contained herein;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS AND SCHEDULES

	a.	Definitions

		i.	As used in this Agreement, the following words and phrases shall have the following meanings:

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Canada.

“Commencement Date” means the date first written above.

“Dealer” means a Person who is granted a right by the Distributor to operate a Dealership “Dealership” means the rights granted by the Distributor to a Dealer to market, distribute, sell and service the Licensed Product, or any of it, within the agreed upon Territory per the Territory clause. GreenChek will entertain discussions regarding any additions to be included in the Territory, as well as the subsequent and additional related costs to the Distributor associated with same.

“Improvement” means the improvement in fuel economy and/or a reduction in emissions, if any, determined by a Monitor (Clean Air Technologies Inc.), resulting from the installation and use of a Unit in a motor vehicle.

“Installation Facility and/or Mobile Vehicle” means the facility and/or mobile vehicle from which a Dealer shall operate a Dealership.

“Licensed Patents” means the patents and/or patent applications listed in Schedule "A" (Including any patents issuing there from and including any re-issues, renewals, extensions, divisions, continuations and continuations-in-part).

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“Licensed Product" means any product made or sold in any country by GreenChek in accordance with or covered by a claim of or related to the Licensed Patents including without limitation, the Unit and the products described in Schedule “A”.

"Licensed Trade-Marks" means the trademarks now or which may in the future be used or permitted to be used by GreenChek in connection with the Licensed Product including without limitation the trademarks listed in Schedule "B”.

“Distributor” means Technical Environmental Solutions Europe Ltd, its designate or replacement upon advanced approval from GreenChek.

This agreement in whole or in part can not be assigned without GreenChek’s expressed approval.

“Distributorship” means the sole and exclusive rights granted by this Agreement to the Distributor to market, distribute, sell and service the Licensed Product in the Territory and agreed upon Vertical Markets (per Vertical Markets defined in Schedule C).

“Minimum Purchase Obligation” has the meaning ascribed to it in section 3. Performance Objectives.

“Monitor” means a Person independent of GreenChek, the Distributor, any Dealer and a Pilot Customer who is qualified to conduct the necessary monitoring and testing of vehicles in which a Unit has been installed for the purpose of determining and quantifying an improvement, if any.

The Monitor shall be Clean Air Technologies Inc. and/or shall use a Portable Emissions Measurement System (PEMS) from Clean Air Technologies Inc. for the testing referred to here. An alternative Monitor shall be selected and appointed should Clean Air Technologies not be available or not be in business for a period greater than ninety days (90), if mutually agreeable between GreenChek and the Distributor.

“Party” or “Parties” means a party or the parties to this Agreement. “Person” includes a body corporate, partnership, trust, unincorporated association, unincorporated syndicate or unincorporated organization. “Pilot Phase” has the meaning ascribed to it in section 3. b. i.

“Pilot Customer” is a Person who enters into an agreement (in writing) for the installation and monitoring of a Unit during the Pilot Phase.

“Term” means the period commencing at the date of this Agreement and continuing until terminated by either GreenChek or the Distributor as permitted by this Agreement.

“Territory” means European Union Member States at the Commencement Date of this Agreement, including Turkey. The Distributor shall identify all Dealers and Customers and Vertical Markets to GreenChek at the signing of this agreement. Any requests to add countries or states must be approved by GreenChek and will be discussed with GreenChek in advance so that both parties can agree upon appropriate strategy and relevant costs to the Distributor for adding same should such request be granted.

“Unit” means one Unit suitable for a heavy goods vehicle including all installation and maintenance manuals, all installation and equipment, and all hardware materials necessary to install the Unit on a heavy

2	Rev F

goods vehicle. Required Electrolyte for the Unit will be shipped separately or the Distributor can purchase GreenChek approved Electrolyte at their discretion. The Distributor shall be responsible to ensure that either themselves or the Dealers properly prepare and install interface bracket(s) necessary to interface between the standard mounting of the Unit and the specific mounting location of the ultimate customer’s vehicle, and to verify and confirm with GreenChek that the bracket installation is correct.

“Warranty” has the meaning ascribed to it in paragraph 18. k. and extends for a two year term.

         b.   Schedules

               The attached schedules form part of this Agreement:

Schedule No.	Description of Schedule	Section No.
A	Licensed Patents
B	Licensed Trade-Marks
C	Distributorship
D	Dealership (Installation Facility)
E	Intentionally Blank
F	Intentionally Blank
G	Intentionally Blank
H	Insurance Policy Requirements
I	Intentionally Blank

2.	GRANT OF A DISTRIBUTORSHIP

	a.	Grant

i.

In consideration of the sum of €1Euro paid by the Distributor to GreenChek the receipt and sufficiency of which are acknowledged GreenChek hereby, upon and subject to the terms and conditions set out in this Agreement, grants to the Distributor during the Term the sole and exclusive right to market, sell and distribute the Licensed Product under the Licensed Trade Mark to Clients and Dealers of the Distributor in the defined Territory and Vertical Markets.

	b.	Restriction on Purchase and Sale of Licensed Product

i.

Subject to the terms of this Agreement, during the Term, GreenChek shall not grant to any other Person the right to market, distribute and/or sell the Licensed Product within the Territory and agreed Vertical Markets.

		ii.	GreenChek will not sell any Licensed Product to a Dealer or an end user or any person other than the Distributor within the Territory.

		iii.	The Distributor shall inform GreenChek of all potential appointments of any Person or company as a Dealer within the Territory.

		iv.	The Distributor shall not, directly or indirectly, market, sell or distribute the Licensed Product outside of the Territory or outside of the agreed vertical markets.

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		v.	The Distributor’s sole source of the Licensed Product for sale in the defined business sectors and verticals within the territory of the Distributor shall be from GreenChek.

		vi.	The Distributor shall not contravene either of subparagraphs iv or v above.

		vii.	GreenChek shall cause all Licensed Product manufactured to bear serial numbers, or be otherwise marked for identification purposes.

	c.	Referrals

i.

GreenChek agrees to refer to the Distributor all enquiries, orders, or requests for Licensed Product originating from or intended for delivery within the Territory. The Distributor agrees to refer to GreenChek all inquiries, orders or requests for Licensed Product originating from or intended for delivery outside the Territory.

	d.	Solicitation

i.

GreenChek agrees that it will not: (i) itself, or authorize any other Person to solicit orders for the Licensed Product in the Territory; (ii) independently sell, market or distribute the Licensed Product within the Territory; (iii) maintain any facility or engage any Person for the, marketing, selling, or distribution of the Licensed Product, or any part of it, within the Territory.

3.	PERFORMANCE OBJECTIVES

a.

The Distributor and GreenChek acknowledge that, due to the nature of the product, there may be limited trials (referred to as Pilot Phase) with limited customers until the product gains wide acceptance, or until documented proof of concepts and results have been obtained. A Pilot Phase shall consist of a minimum of thirty (30) days and shall not to exceed one year.

	b.	The Distributor shall, subject to the obligation of GreenChek to deliver the Licensed Product to the Distributor within a commercially reasonable time after receipt of each order from the Distributor:

i.

Pilot Phase: A Pilot Phase is a test period where potential customers can test the GreenChek Unit on their equipment to determine if the Unit works. A Pilot Phase will typically consist of thee activities. They are:

			1.	The establishment of an emissions and fuel efficiency baseline using the Monitor.

			2.	The installation of a GreenChek Unit and operation of that Unit for a period of no less than three months.

			3.	The determination of an emissions and fuel efficiency improvement using the Monitor.

For the first three (3) agreed upon Pilots the Distributor will discuss with GreenChek and agree on the number of Units to be tested by a customer or potential customer during a Pilot Phase. The Distributor and GreenChek shall work together in a mutually supportive manner in the best interests of the customer or the potential customer throughout the Pilot Phase. GreenChek reserves the right to limit the amount of Units to be tested during this phase.

		ii.	GreenChek, on reasonable notice as defined by GreenChek, shall be able to supply up to five hundred (500) units to the Distributor in accordance with a delivery schedule as outlined by GreenChek.

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iii.

After Completion of the Pilot Phase or on achievement of a wide acceptance of the GreenChek Emission Reduction Device (ERD) defined as 2 significant contracts, from customers in six consecutive months electing to purchase units directly and forgo the Pilot Phase, or who have already completed the Pilot Phase, or the end of the date of the first term of this agreement, whichever comes first: The Distributor shall discuss and agree with GreenChek annual sales targets and monthly delivery schedule. GreenChek, with reasonable notice, shall be capable of delivering 500 units a month.

GreenChek may establish Sales Quotas from time to time, giving reasonable regard to past performance and market potential of the Licensed Product. For the near term these quotas are:

			1.	Year 1: 2 Pilots with major customers having sales potentials greater than 100 GreenChek HGV Units (or the equivalent)

			2.	Year 2 to 3: 500 HGV Units (or the equivalent)

			3.	Year 4 to 5: 2000 HGV Units (or the equivalent)

			4.	Year 5: 1000 HGV Units (or the equivalent) each year increasing to 1000 HGV Units a month in year 10

		iv.	After the first three (3) agreed upon Pilots, the Distributor will agree to pay for subsequent Units as outlined in 7.b.

4.	OBLIGATIONS OF THE DISTRIBUTOR

	a.	In addition to any other obligations of the Distributor, as provided for in this Agreement, the Parties agree that during the Term the Distributor shall:

i.

Bear all expenses in connection with its performance under this Agreement, only buy the Licensed Product from GreenChek (in accordance with Schedule”C”), and promptly pay all amounts owing to GreenChek as they become due.

ii.

Use its best efforts to advertise, promote and sell the Licensed Products within the Territory provided. Advertising and promotions shall: (i) comply with advertising and/or promotional criteria established by GreenChek from time to time and conveyed in writing to the Distributor prior to the commencement of any such advertising and/or promotion; (ii) reflect only favourably upon GreenChek and the Licensed Product; (iii) not be deceptive, untrue or misleading; (iv) use the Trademarks only in their proper form; and (v) must be seen as promoting the GreenChek brand by visibly displaying Manufactured by GreenChek Energy Resources Ltd.

iii.

Agree to pay for all costs and expenses associated with advertising, marketing, promoting, selling, distributing and installing the Licensed Product in the defined Vertical Markets within the Territory and will hold GreenChek harmless from same.

		iv.	Promptly comply with the terms of sale for any of the Licensed Product as herein provided and pay the transfer price as herein provided.

		v.	Maintain or have access to, pursuant to the terms of this Agreement, adequate sales (as defined in 3. Performance Objectives), servicing and shipping facilities.

vi.

Upon their receipt, communicate promptly to GreenChek all comments, criticisms and complaints relating to the performance of the Licensed Product from the purchasers. For this purpose, the Distributor shall keep and maintain a log or diary where all such

5	Rev F

comments, criticisms and complaints shall be recorded. A copy of these logs or diaries shall be sent to GreenChek within five (5) business days after the initial occurence of any such comment, criticism &/or complaint.

vii.	Comply with all GreenChek Certifications and Policies, Procedures, Technical Bulletins as contained in both the Sales and Installation Manuals and as may be issued by GreenChek from time to time;

viii.	Not tamper with, permit or undertake any changes or modifications to the Licensed Product by themselves, Dealers or Customers;

ix.	Obtain, maintain and provide proof to GreenChek of a Certificate of Insurance as provided for in Schedule “H” of this Agreement;

x.

Agrees that it will not distribute any other competitive products within the electrolizer [Hydrogen producing] market within the defined and agreed Vertical Markets within the Territory, during the Term of this contract and for 365 days beyond termination.

xi.

Agrees that it will not bundle, package, or otherwise distribute any of GreenChek’s Licensed Products with, or as part of, any other related product or collection of products without the prior written approval of GreenChek.

5.	REPRESENTATIONS AND WARRANTIES OF GREENCHECK

	a.	GreenChek hereby represents and warrants that the first recital to this Agreement is true and correct and that;

	b.	GreenChek has all right, title, and interest in, and to the Licensed Product and has the power and authority to grant the rights to the Distributor as herein granted and that;

	c.	GreenChek has not granted to any Person other than the Distributor, the right to market, distribute, service or sell the Licensed Product or any of it within the Territory; and that;

	d.	GreenChek has filed applications for patents as shown in Schedule “A” hereto and is diligently prosecuting said applications and that;

e.

GreenChek has met all safety, standards, rules and obligations needed for the Licensed Product to be installed in Canada and the United States, used and operated in HGV vehicles. GreenChek shall be responsible for any significant changes or costs for changes or modifications needed to the Licensed Product as a requirement specifically for the Territory. Further, GreenChek shall be exclusively responsible at its own expense for compliance with all local laws relating to the Licensed Product in any Territory in which the Licensed Product is sold.

6.	RESPONSIBILITIES OF GreenChek

	a.	In addition to any other obligations of GreenChek, as provided for in this Agreement, the Parties agree that during the Term GreenChek shall be responsible for:

	b.	Manufacturing

		i.	Manufacture and sell to the Distributor the Licensed Product, subject to the Warranty, fit for the purpose intended for its use by the customers of the Distributor.

	c.	Information

		i.	Provide the Distributor with:

6	Rev F

		1.	Assistance in addressing Dealer and Customer questions and requests,

2.

Sales and promotional material in English so that the Distributor may prepare sales and promotional material. GreenChek shall also provide the Distributor with sales and promotional material relating to the Licensed Product in order to facilitate advertising of the Licensed Product,

3.

Instructions and documentation to install the Licensed Product in accordance with relevant automotive/truck/rail standards and regulations that apply to customers in the defined Vertical Markets within the Territory,

		4.	Repair and/or replacement services for the Licensed Product in accordance with the Warranty;

d.	Performance Guarantee

i.

Guarantee a minimum average improvement in vehicle fuel efficiency of 8% to the end client providing there has not been any abuse of the Unit after installation as outlined below. The minimum average improvement in vehicle fuel efficiency will be tested and determined by the Monitor (Clean Air Technologies Inc.)

1.

During the Pilot Phase and for all Units installed by or at the direction of the Distributor for each Pilot Customer, payment shall be made as per 7. Prices. Upon failure to meet the minimum average improvement in vehicle fuel efficiency of 8% GreenChek shall have the right to assess the situation at it’s own cost. GreenChek shall have the right to effect changes, if in fact, it is thereby determined that a variable or variables must be changed or remedied prior to subsequent repair and/or replacement at GreenChek’s own expense, providing it is determined by GreenChek that there has not been customer, distributor or third party negligence, misuse or abuse of the Licensed Product, or that the vehicle which the Unit is installed on has not been operated in a careless, reckless or aggressive manner. Prior to any such action, the Monitor and Distributor must provide GreenChek with all downloads and all pertinent information as deemed necessary by GreenChek personnel, including but not limited to fuel records, trip records, and driver history. In the event that the Unit was damaged during testing, Greenchek will have the right to appeal the results and continue the test. All stopping and restarting costs shall be at GreenChek’s own expense.

2.

During the Pilot Phase GreenChek shall have the right to obtain from the Distributor Pilot Phase participant vehicle and driver performance information including but not limited to trip records and fuel records on a weekly basis. The Pilot Phase participant shall not reasonably withhold such information.

e.	Warranty Surplus

	i.	Extend the Warranty to all purchasers of the Licensed Product from the Distributor and/or a Dealer;

ii.

Availability of Spares: GreenChek shall make such spare parts as may be needed for the Licensed Products purchased by Distributor available to Distributor and others directly and/or through Dealers, for a period of ninety (90) days following the discontinuation of any Licensed Product delivered hereunder.

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		iii.	Cover all reasonable costs incurred by the Distributor or Dealer in addressing warranty issues on behalf of the Supplier.

	f.	Trademark Registration

		i.	Properly maintain the registration of the Trademarks and license the Distributor to use GreenChek’s authorized Trademarks throughout the Territory.

	g.	Communicate

		i.	Keep the Distributor informed of all improvements and developments to the Licensed Product, and sell to the Distributor the most recent version of the Licensed Product specified for the territory;

	h.	Materials Defects

i.

Indemnify and save the Distributor harmless from all loss, cost, claim, action, cause of action resulting from or relating to defects in the design, materials and/or workmanship of, in or to the manufacture of the Licensed Product, providing that the Unit has not been amended, tampered, opened or that the Warranty has not been infringed upon in any manner, and provided that it is determined by GreenChek that there has not been an error in the Distributors or Customers assessment of any defects, especially as it pertains to customer or distributor negligence, misuse or abuse of the Licensed Product, or that the vehicle which the Unit is installed on has not been operated in a careless, reckless or aggressive manner which may give the impression of a defect, in which case GreenChek shall be held harmless;

	i.	Exclusivity

		i.	Permit the Distributor to hold itself out as the sole and exclusive Distributor of the Licensed Product within the defined Vertical Markets within the Territory.

GreenChek agrees to provide adequate technical support and staff training to the Distributor as may be required from time to time as defined in GreenChek’s Service Level Agreement (SLA), which will be developed jointly between GreenChek and the Distributor.

	j.	Safety Related Retrofit

i.

Provide immediately any safety related retrofit bulletin, materials and instructions for immediate deployment to customers and users. All costs related to implementation of the safety related retrofit are to be borne by GreenChek. The Distributor shall work with and assist GreenChek in implementing the retrofit and shall make all efforts to operate in a fiscally responsible manner.

7.	PRICES

	a.	Purchase Price

		i.	GreenChek may, at its discretion, from time to time, set new prices for the purchase price of the Units to be paid by the Distributor to GreenChek.

However, the price per Unit charged to the Distributor or its designated supply partner shall intially be €4000 Euro FOB Tainjin or FOB North America for the first 6 months of this contract as it pertains to Heavy Good Vehicles (trucks)

		ii.	The Distributor shall accept multiples of the HGV Unit for trains or shall accept a single fit for purpose Unit for trains at an equivalent or lower cost.

8	Rev F

iii. GreenChek will discuss Leasing pricing and options with the Distributor.

b.	Payment:

i.

The Distributor shall pay GreenChek for the Licensed Product delivered and used during the first three (3) Pilots on successful achievement of the 8% average improvement in fuel efficiency as determined by the Monitor attributable to the Licensed Product used in a Pilot Phase.

	ii.	The Distributor shall pay GreenChek 50% of the purchase price on issuance of a purchase order for Licensed Product beyond the initial three (3) Pilots and for any additional Pilot Phases.

	iii.	The Distributor shall pay GreenChek the remaining 50%, 30 days after receipt of the product by the customer.

iv.

Payments in full are due no later than 30 days after the date of the invoice (“Due Date”). If due to bank charges, transfer fees, or the like, GreenChek should receive less than its invoice amount, GreenChek will re-invoice The Distributor for the shortfall. Should payment in full of any invoice (aside from such shortfalls) not be received by GreenChek by the Due Date, GreenChek will impose a debt service charge amounting to one and one quarter percent (1.25%) of the overdue balance each month until the overdue amount is paid. This debt service charge shall be revised from time to time and at no time shall it contravene EU law by exceeding national inter-bank annual rate (LIBOR) plus 10%. (LIBOR is currently 4.75%). In the event that any amount remains unpaid sixty (60) days after the Due Date, GreenChek may discontinue, withhold, or suspend services to Distributor and/or its customer(s) to whom such unpaid amounts relate.

8.	EQUITY OPTIONS:

	a.	GreenChek will entertain discussions regarding purchasing shares of the GreenChek corporate entity at a future date.

9.	CARBON CREDITS:

a.

The Distributor shall have the right to 7% of the Emission Reductions and Removals (ERR(s)) or Carbon Credits or whatever the Greenhouse Gas Credit is called that is associated with the technology and is attributed to Units purchased, leased or loaned from GreenChek and installed in the Distributors territory. These ERR(s) shall be delivered to the Distributor at the location where the credits are created, derived or realized as a result of the Licensed Product. The Distributor shall own a minimum of 7% of the gross ERR(s) associated with the use of the Licensed Product installed within the Territory.

	b.	GreenChek agrees to work with the Distributor to determine if such business is profitable.

c.

In the event that the ultimate customer or end user requests Green House Gas Credits then GreenChek agrees to enter into open discussions with such customer without encumbering the Distributors 7% share of ERR(s) in any way what so ever.

10.	SALES PRICE

9	Rev F

	a.	The Distributor shall sell GreenChek units at or above a minimum price. The minimum price is 4,000.00 €.

11.	SALES AND MARKETING

	a.	The Distributor agrees to consult at the end of every month during the Term with GreenChek concerning sales and marketing strategies for Licensed Product in the Territory.

	b.	Distributor agrees to report every quarter to GreenChek, market conditions and marketing trends affecting the sale of Licensed Product in the Territory.

12.	ACCEPTANCE OF ORDERS

a.

GreenChek guarantees to provide the Distributor with the Licensed Product within a reasonable time frame depending on the size of the placement of an order for the Licensed Product and agrees further to inform the Distributor of any delays or disruptions affecting the delivery of ordered Licensed Product.

13.	LICENSED PRODUCT ELECTROLYTE AND FILLING

	a.	GreenChek will provide the Distributor with minimum specifications for the Electrolyte and will approve local Electrolyte supply for European operations.

14.	TERMINATION

a.

Notwithstanding anything else contained in this Agreement, the Distributor and/or GreenChek shall have the right to terminate this Agreement if any one of the following events of default occur and the Distributor and/or GreenChek has not taken action to remedy such event (if it is capable of being remedied) within thirty (30) days after the Distributor’s and/or GreenChek’s receipt of such notice of default and the required remedy:

		i.	The Distributor and or GreenChek is materially in default of any of the provisions, terms or conditions herein contained;

ii.

The Distributor and or GreenChek makes an assignment in bankruptcy or an assignment for the general benefit of its creditors, commits an act of bankruptcy or becomes an insolvent person (as such terms are defined in the Bankruptcy & Insolvency Act), if a petition for a receiving order is filed against it, or if proceedings for a proposal to its creditors or the winding up, liquidation or other dissolution of the Distributor should be instituted by or against it under any federal or provincial legislation;

iii.

If a receiver or other custodian of the Distributor’s or GreenChek’s assets is appointed by private instrument or by court order, or if any of the Distributor’s or GreenChek’s assets are seized by or on behalf of any creditor;

iv.

If Distributor distributes another competitive electrolizer (Hydrogen producing) in the electrolizer [Hydrogen producing] market within the defined business sectors and verticals within the territory without GreenChek violating a Performance Guaranty, then the Distributor will pay to GreenChek the amount that would normally have been charged for this Distributorship Agreement which is the sum of 500,000 €.

	b.	Upon termination of this Agreement the following shall apply:

		i.	This entire section shall survive the termination of this Agreement;

10	Rev F

			1.	The Distributor shall return to GreenChek all advertising, informational or technical material given to the Distributor by GreenChek;

2.

The Distributor shall cease using the Licensed Trade-marks, shall immediately and permanently cease all use and/or sale of the Licensed Product, shall immediately and permanently cease to deal in any way with the Licensed Product, and shall thereafter refrain from holding itself out as a Distributor of GreenChek;

3.

The Distributor shall return at their expense to GreenChek, all unsold or unpaid for Licensed Product together with details of all installed Licensed Product sold for the duration of their contracts. A registered shipper must send all returned Licensed Product.

c.

Should GreenChek not meet the performance guarantee as defined within this contract and be unable to identify and remedy the cause within a six month period following the receipt of the Monitors Report, the Distributor shall have the right to terminate this agreement for cause. Following this termination for cause the Distributor shall be able to engage any other competitive products within the electrolizer [Hydrogen producing] market within the defined business sectors and verticals within the Territory at any time should the Distributor so chose without any penalty or restriction what so ever.

15.	TRADE-MARK

	a.	Use of the Licensed Trade-marks

i.

During the term of this Agreement, GreenChek hereby grants the Distributor the right to sell the Licensed Product bearing the Licensed Trade-Marks and in connection with the use of the Licensed Trade-Marks, the Parties agree as follows:

1.

The Distributor shall notify GreenChek promptly of any suspected infringement or passing off or any pending or threatened litigation or other proceeding concerning the Licensed Trade-marks, which may come to its attention;

2.

GreenChek shall use it’s best efforts to prosecute, defend and conduct, at it's own expense, all suits involving the Licensed Trade- marks including, without limitation, actions involving infringement or passing off and shall undertake any actions or litigate any proceeding reasonably necessary for the protection of the Licensed Trade- Marks;

3.

Nothing in this Agreement shall be deemed in any way to constitute any transfer or assignment by GreenChek of the Licensed Trade- marks to the Distributor or give the Distributor any right, title or interest in or to the Licensed Trade-marks and the Distributor acknowledges that all trademarks, copyrights and all other propriety marks are and shall remain the exclusive property of GreenChek.

16.	ASSIGNMENT

	a.	Non-Assignability

		i.	The Distributor shall not transfer or assign the whole or any part of this Agreement or any of its interest, rights or obligation hereunder without the prior written consent of GreenChek.

11	Rev F

ii.   GreenChek will not unreasonably withhold consent.

17.	INDEPENDENT CONTRACTOR

a.

The Distributor shall be an independent contractor. This Agreement does not and shall not be construed to create any association, or partnership, or joint venture, or agency or employment agreement whatsoever as between the Parties. Neither the Distributor nor GreenChek shall, by reason of any provision herein contained, be deemed to be a partner, employee, joint venture, agent or legal representative of the other, or have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on the behalf of the other.

	b.	This entire section shall survive the termination of this Agreement.

18.	GENERAL CONTRACT PROVISIONS

	a.	Entire Agreement

i.

This Agreement, together with all other documents incorporated by reference herein, constitutes the entire Agreement between the Parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the Parties rely upon or regard as material, any oral representations or any representations in writing whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by all the Parties and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its consent in writing.

	b.	Headings

		i.	The division of this Agreement into articles, paragraphs and/or sections with headings is for convenience or reference only and shall not affect the interpretation or construction of this Agreement.

	c.	Severability

i.

In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

	d.	Governing Law

i.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. Any court of competent jurisdiction in Vancouver shall have exclusive jurisdiction to adjudicate any matter or dispute arising out of this Agreement and neither Party nor any Person acting for or on behalf of either Party shall commence in or attempt to move any proceeding to another jurisdiction.

	e.	Notices

i.

All notices, requests, demands or communications made pursuant to the terms hereof or required or permitted to be given by one party to the other shall be given in writing by either personal delivery, pre-paid regular mail, facsimile transmission or courier delivery addressed to such other party as follows:

12	Rev F

ii. To GreenChek at:

China Bright Technology Development Limited (DBA GreenChek)
3705 Bank of America Tower
12 Harcourt Road, Central Hong Kong
Director, Lincoln Parke

iii. To the Distributor at:

Kemp House
152-160 City Road
London EC1V 2NX United Kingdom
Phone/Fax (Managing Director): +1 905 785 8431
Phone/Fax (Marketing Director): +421 55 677 1184

iv.

Any notice mailed shall be deemed to be given on the fifteenth (15th) business day after being couriered by FedEx or UPS anywhere in the world; provided, however, that during any interruption, the said fifteenth (15) day period shall not be deemed to commence running until after any interruption ceases.

v.	Any notice sent by facsimile transmission, shall be deemed to have been delivered on the business day next following the date of transmission of such facsimile.

f.	Time of the Essence

	i.	Time shall be of the essence in this Agreement.

g.	Further Assurances

i.

The Parties agree to sign such other instruments, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

h.	Successors and Assigns

	i.	This Agreement shall endure to the benefit of and be binding upon the Parties and their permitted assigns who are mutually agreed upon by both parties.

i.	Non-Waiver

i.

No waiver by any Party of any breach by the other Party of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

j.	Force Majeure

i.

In the event of an inability or failure by GreenChek or the Distributor to manufacture, supply or ship any of the Licensed Product as a result of any matter beyond the reasonable control of GreenChek or the Distributor, then GreenChek and the Distributor shall not be liable to the other during the period and to the extent of such inability or failure. Deliveries omitted in whole or in part while such inability remains in effect shall be cancelled. Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to, Acts of God, wars, insurrections, and/or any other cause beyond the reasonable control of the party whose performance is affected.

13	Rev F

k.	Warranty

i.

GreenChek warrants that the Licensed Product and all parts and replacement parts for all of the Licensed Product sold or leased to the Distributor shall be free of defect in design, materials and workmanship for a period of two years from the date the Licensed Product is installed by the Distributor or a Dealer and becomes operational. GreenChek shall save the Distributor harmless from and against any and all costs, claims, demands, damages, actions, causes of action resulting or arising from or in any way related to a defect in the design, materials and/or workmanship of the Licensed Product or any of it and as well shall promptly and expeditiously replace all such Licensed Product or any part of it that is so defective, but only if written notice of such defect is given to GreenChek by international courier prior to the expiry of such warranty period and provided further that such defective equipment and parts are returned to GreenChek freight paid by GreenChek with prior written consent of GreenChek (the “Warranty”). Notwithstanding any errors, misuse and/or abuse on the part of the Distributor or Customer or improperly installed brackets which create damage to the Licensed Product, which would therefore make this warranty null and void and would additionally hold GreenChek harmless and indemnified from any such damages or costs as noted above that may result.

l.	Duration of Agreement

	i.	Term: This agreement will continue in effect for five (5) years and will be automatically renewed if the Distributor has met their sales targets

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.

SIGNED, at Toronto	SIGNED, at Toronto
this 27th day of August, 2008	this 27th day of August, 2008

Per: LINCOLN PARKE	Per: ANDRE MECH
GreenChek	Distributor

WITNESS:	WITNESS:

14	Rev F

SCHEDULE “A”: LICENSED PRODUCT DESCRIPTION, APPLICATIONS AND LICENSED
PATENTS (INCLUDING PATENT APPLICATIONS)

1.	Product Description:

GreenChek has developed Combustion Enhancing Technology. The Unit uses an electrolysis cell in conjunction with any internal combustion engine. Hydrogen and Oxygen gases [Hydroxy] are produced from water through electrolysis. These gases are then added to the air delivery intake manifold used in the following applications but not limited to:

a.

Any internal combustion engine [depending on engine size and agreed upon Vertical Markets], whether it is automotive, marine, locomotive, airplane, heavy truck, generators etc. It may also be used with any fuel source such as gasoline, diesel, alcohol, methanol, oil, natural gas (propane) other hydrocarbons and hydrogen but not limited to other applications of internal combustion engines or their fuel source.

2.	Licensed Patents:

Electrolysis Cell to follow

15	Rev F

SCHEDULE “B”: LICENSED TRADE-MARKS

Unit: The Licensed Product Unit Trademark name to be inserted here at a later date™

Logo: The Licensed Product Unit Logo to be inserted here at a later date.

16	Rev F

SCHEDULE “C”: DISTRIBUTORSHIP

The Licensed Product may be sold for the following applications:

a.	Heavy Goods Vehicles (HGV) Aftermarket (TRUCKS, BUSSES and TRAINS and right of first refusal for new Verticals upon GreenChek approval).

The Distributor shall be responsible for arranging leases within the territories to GreenChek approved Dealers (installers).

17	Rev F

SCHEDULE “D”: DEALERSHIP (INSTALLATION FACILITY)

Minimum Requirements for A GreenChek Certified Installation Facility:

1.	All Installers must have successfully completed the GreenChek Certified Installers Course with digital video provided to GreenChek of the installations.

2.

In the case of installing the Unit on Diesel Powered Vehicles, a certified diesel mechanic and a certified GreenChek installer or a certified diesel mechanic who has completed the Certified Installers Course may complete the installation. For Gasoline Powered Vehicles, a certified automotive mechanic and a certified GreenChek installer or a certified automotive mechanic who has completed the certified Installers Course may complete the installation.

3.	An Installation Facility shall consist of a completely equipped Heavy Goods Vehicle Garage and/or Mobile Vehicle as may be necessary.

4.	An Installation Facility shall hold and display in plain view, all required Trade Qualification Licenses including the GreenChek Certified Installer Certificate.

5.

Analytical Engine Computer Data for regionally operated diesel engines (ie Mercedes Benz, Volvo, MAN). All downloads shall be sent to GreenChek after installation of the unit on a monthly and or routine maintenance schedule as agreed with the customer.

6.	The Installation Facility shall maintain Tools & Parts necessary for the installation of GreenChek’s unit.

7.	The Installation Facility shall pay for, maintain, hold and display all required Insurance Policies as per this Agreement as presented in Schedule “H”.

8.	The Installation Facility may reside at the Distributor’s Customer location or Government facility.

9.	The Distributor will be responsible for measuring, building & installing the brackets for the GreenChek unit on all applications.

18	Rev F

SCHEDULE “E”: Intentionally Blank

19	Rev F

SCHEDULE “F”: INTENTIONALLY BLANK

20	Rev F

SCHEDULE “G”: INTENTIONALLY BLANK

21	Rev F

SCHEDULE “H”: INSURANCE POLICY REQUIREMENTS

The Distributor must pay for and maintain minimum insurance coverage as follows:

1.

Such insurance and in such amounts as may be required from time to time by the Distributor acting reasonably, including at minimum, comprehensive product liability insurance, all risks property insurance, fire insurance and extended coverage insurance, business interruption insurance, workmen’s compensation insurance, and public and third party liability insurance with a minimum coverage of 2,000,000.00 EUROS per person per occurrence, fully protecting, as named insured the Distributor and GreenChek.

2.

Insurance against loss or damage occurring in connection with the sale, installation and servicing of the licensed product with a minimum coverage of 2,000,000.00 EUROS per person per occurrence, fully protecting, as named insured the Distributor and GreenChek.

3.

These insurance policies will contain a clause that the insurer will not cancel or change or refuse to renew the insurance without first giving the Distributor and GreenChek 120 days prior written notice.

22	Rev F